EXHIBIT 10.1

INDEMNIFICATION AGREEMENT

THIS AGREEMENT, made and entered into the _____ day of ________________, 20__ between Giga-tronics Incorporated, a California corporation ("Corporation"), and ______________________________ ("Officer"),

WITNESSETH THAT:

WHEREAS, Officer of the Corporation, performs a valuable service in such capacity of Corporation; and

WHEREAS, the Articles of Incorporation of the Corporation authorizes and permits contracts between Corporation and its officers with respect to indemnification of such officers; and

WHEREAS, in accordance with the authorization as provided by the California General Corporation Law, as amended ("Code"), Corporation may purchase and maintain a policy or policies of Directors and Officers Liability Insurance ("D&O Insurance"), covering certain liabilities which may be incurred by its directors and officers in the performance as officers and directors of Corporation; and

WHEREAS, as a result of recent developments affecting the terms, scope and availability of D&O Insurance there exists general uncertainty as to the extent of protection afforded officers and directors by such D&O Insurance and by statutory and by-law indemnification provisions; and

WHEREAS, in order to induce Officer to continue to serve as an officer of Corporation, Corporation has determined and agreed to enter into this contract with Officer;

NOW, THEREFORE, in consideration of Officer's continued service as an officer after the date hereof, the parties hereto agree as follows:

1.	INDEMNITY OF OFFICER. Corporation hereby agrees to hold harmless and indemnify Officer to the full extent authorized by the provisions of the Code, as it may be amended from time to time.

2.	ADDITIONAL INDEMNITY. Subject only to the limitations set forth in Section 3 hereof, Corporation hereby further agrees to hold harmless and indemnify Officer:

(a)
Against any and all expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Officer in connection with any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative (including an action by or in the right of Corporation) to which Officer is, was, or at any time becomes a party, or is threatened to be made a party, by reason of the fact that Officer is, was or at any time becomes a director, officer, employee or agent of Corporation, or is or was serving or at any time serves at the request of Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprises; and

(b)	otherwise to the fullest extent as may be provided to Officer by Corporation under the non-exclusivity provision of the Articles of Incorporation of Corporation and the Code.

3.	LIMITATIONS ON ADDITIONAL INDEMNITY.

(a)	No indemnity pursuant to Section 2 hereof shall be paid by Corporation for any of the following:

(i)
except to the extent the aggregate of losses to be indemnified thereunder exceeds the sum of such losses for which the Officer is indemnified pursuant to Section 1 hereof or pursuant to any D & O Insurance purchased and maintained by Corporation;

(ii)	in respect to remuneration paid to Officer if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

(iii)
on account of any suit in which judgement is rendered against Officer for an accounting of profits made from the purchase or sale by Officer of securities of Corporation pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law;

(iv)	on account of Officer's acts or omissions that involve intentional misconduct or a knowing and culpable violation of laws;

(v)	on account of any proceeding (other than a proceeding referred to in Section 8(b) hereof) initiated by the Officer unless such proceeding was authorized by the Directors of the Corporation;

(vi)	if a final decision by a Court having jurisdiction in the matter shall determine that such indemnification is not lawful; or

(vii)
on account of any action, suit or proceeding commenced by the Officer against the Corporation or against any officer, director or shareholder of the Corporation unless authorized in the specific case by action of the Board of Directors;

(b)
In addition to those limitations set forth above in paragraph (a) of this Section 3, no indemnity pursuant to Section 2 hereof in an action by or in the right of Corporation shall be paid by Corporation for any of the following:

(i)	on account of acts or omissions that Officer believes to be contrary to the best interests of the Corporation or its shareholders or that involve the absence of good faith on the part of Officer;

(ii)	with respect to any transaction from which Officer derived an improper personal benefit;

(iii)
on account of acts or omissions that show a reckless disregard for Officer's duty to the Corporation or its shareholders in circumstances in which Officer was aware, or should have been aware, in the ordinary course of performing an officer's duties, of a risk of serious injury to Corporation or its shareholders;

(iv)	on account of acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of Officer's duty to the Corporation or its shareholders;

(v)	to the extent prohibited by section 310 of the California Corporations Code, "Contracts In Which Officer Has Material Financial Interest;"

(vi)
to the extent prohibited by Section 316 of the California Corporations Code, "Corporate Actions Subjecting Officers To Joint and Several Liability" (for prohibited distributions, loans and guarantees);

(vii)
in respect to any claim, issue or matter as to which Officer shall have been adjudged to be liable to Corporation in the performance of Officer's duty to Corporation and its shareholders, unless and only to the extent that the court in which such proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, Officer is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine;

(viii)	of amounts paid in settling or otherwise disposing of a pending action without court approval; or

(ix)	of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

4.
CONTRIBUTION. If the indemnification provided in 1 and 2 is unavailable and may not be paid to Officer for any reason other than those set forth in Section 3 (excluding subsections 3(b) (viii) and (ix), then in respect of any threatened, pending or completed action, suit or proceeding in which Corporation is jointly liable with Officer (or would be if joined in such action, suit or proceeding), Corporation shall contribute to the amount of expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by Officer in such proportion as is appropriate to reflect (i) the relative benefits received by Corporation on the one hand and Officer on the other hand from the transaction from which such action, suit or proceeding arose, and (ii) the relative fault of Corporation on the one hand and of Officer on the other in connection with the events which resulted in such expenses, judgments, fines or settlement amounts, as well as any other relevant equitable considerations. The relative fault of Corporation on the one hand and the Officer on the other shall be determined by reference to, among other things, the parties' relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such expenses, judgments, fines or settlement amounts. Corporation agrees that it would not be just and equitable if contribution pursuant to this Section 4 were determined by pro rata allocation or any other method of allocation which does not take account of the foregoing equitable consideration.

5.
CONTINUATION OF OBLIGATIONS. All agreements and obligations of Corporation contained herein shall continue during the period Officer is a director, officer, employee or agent of Corporation (or is or was serving at the request of Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and shall continue hereafter so long as Officer shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative by reason of the fact that Officer was an officer of Corporation or serving in any other capacity referred to herein.

6.
NOTIFICATION AND DEFENSE OF CLAIM. Promptly after receipt by Officer of notice of the commencement of any action, suit or proceeding, Officer will, if a claim in respect thereof is to be made against Corporation under this Agreement, notify Corporation of the commencement thereof; but the omission so to notify Corporation will not relieve it from any liability which it may have to Officer otherwise than under this Agreement. With respect to any such action, suit or proceeding as to which Office notifies Corporation of the commencement thereof;

(a)	Corporation will be entitled to participate therein at its own expense;

(b)
except as otherwise provided below, to the extent that it may wish, Corporation jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel satisfactory to Officer. After notice from Corporation to Officer of its election so as to assume the defense thereof, Corporation will not be liable to Officer under this Agreement for any legal or other expenses subsequently incurred by Officer in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. Officer shall have the right to employ its counsel in such

(c)
Corporation shall not be liable to indemnify Officer under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. Corporation shall not settle any action or claim in any manner which would impose any penalty or limitation on Officer without Officer's written consent. Neither Corporation nor Officer will unreasonably withhold its consent to any proposed settlement.

7.	ADVANCEMENT AND REPAYMENT OF EXPENSES.

(a)
In the event that Officer employs his own counsel pursuant to Section 6(b)(i) through (iii) above, Corporation shall advance to Officer, prior to any final disposition of any threatened or pending action, suit or proceeding, whether civil, criminal, administrative or investigative, any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding within ten (10) days after receiving copies of invoices presented to Officer for such expenses; and

(b)
Officer agrees that Officer will reimburse Corporation for all reasonable expenses paid by Corporation in defending any civil or criminal action, suit or proceeding against Officer in the event and only to the extent it shall be ultimately determined by a final judicial decision (from which there is no right of appeal) that Officer is not entitled, under applicable law, the by-laws, this Agreement or otherwise, to be indemnified by Corporation for such expenses.

8.	ENFORCEMENT.

(a)
Corporation expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on Corporation hereby in order to induce Officer to continue as an Officer of Corporation, and acknowledges that Officer is relying upon this Agreement in continuing in such capacity.

(b)
In the event Officer is required to bring any action to enforce rights or to collect monies due under this Agreement and is successful in such action, Corporation shall reimburse Officer for all of Officer's reasonable fees and expenses in bringing and pursuing such action.

9.
SEPARABILITY. Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision hereof shall be held to be valid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof.

10.	GOVERNING LAW. This Agreement shall be interpreted and enforced in accordance with the laws of the State of California.

11.
BINDING EFFECT. This Agreement shall be binding upon Officer and upon Corporation, its successors and assigns, and shall inure to the benefit of Officer, his heirs, personal representatives and assigns and to the benefit of Corporation, its successors and assigns.

12.	AMENDMENT AND TERMINATION. No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

GIGA-TRONICS, INCORPORATED

By
[Name]
[specify:  Title]

        [Name]
        [specify:  Officer or Director]